Allen & Overy LLP
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Greif: Employment agreement – Paddy Mullaney

EMPLOYEMENT AGREEMENT
DATED 1 JUNE 2022
GREIF UK LIMITED and PATRICK GERARD MULLANEY

Allen & Overy LLP

CONTENTS

Clause    Page
2.    Commencement of Employment    1
3.    Warranties    1
4.    Executive's Duties    2
5.    Place of Work    2
6.    Working Hours    3
7.    Remuneration    3
8.    Expenses    4
9.    Pension    4
10.    Insurances    5
11.    Company car    5
12.    Training    5
13.    Sickness Absence    6
14.    Holidays    6
15.    Other Paid Leave    6
16.    Other Interests    7
17.    Confidential Information    7
18.    Intellectual Property    9
19.    Termination of Employment    10
20.    Garden Leave    12
21.    Protective Covenants    12
22.    Data Protection    13
23.    Grievance and Disciplinary Procedure    14
24.    Collective Agreements    14
25.    Notices    14
26.    General    15

Schedule
1.Employment Rights Act 1996 (as Amended) (ERA)
Statutory Employment Particulars    17

Allen & Overy LLP

THIS AGREEMENT is made on [] 2022
BETWEEN:
(1)Greif UK Limited incorporated and registered in England and Wales with company number 06633687 whose registered office is at Merseyside Works Oil Sites Road, Ellesmere Port, South Wirral, Cheshire, United Kingdom, CH65 4EZ (the Company); and
(2)Patrick Gerard Mullaney of 142 Graham Road, Ranmoor, Sheffield, S10 3GR (the Executive).
IT IS AGREED as follows:
1.INTERPRETATION
1.1In this Agreement:
Employment means the employment of the Executive by the Company on and subject to the terms of this Agreement;
Financial Year means the Company's financial year ending on 31 October each year;
Group means the Company, any holding company of the Company and any subsidiary of the Company or its holding company, and Group Company means any one of them;
holding company and subsidiary shall have the meanings given in section 1159 of the Companies Act 2006;
Recognised Investment Exchange means a relevant EEA market as defined in, or a market established under, the rules of any investment exchange specified in schedule 3 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;
Termination Date means the date on which the Employment terminates for whatever reason; and
Working Day means a day other than a Saturday, Sunday or bank or other public holiday in England.
1.2A reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension or re-enactment, and includes any subordinate legislation for the time being in force made under it.
1.3The headings in this Agreement are for convenience only and do not affect its interpretation.
2.COMMENCEMENT OF EMPLOYMENT
2.1The Employment will begin on 1 June 2022. The Executive's previous employment with Greif Nederland B.V. counts towards the Executive's period of continuous employment and, accordingly, the Executive's period of continuous employment began on 19 June 2017. If a benefit plan does not recognize the adjusted service date, 1 June 2022 takes precedence.
2.2No probationary period applies to the Employment. The Employment may be terminated in accordance with Clause 19.

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3.WARRANTIES
3.1The Executive warrants that he is entitled to work in the UK. Should that entitlement cease at any time during his employment with the Company, the Executive will notify the Company immediately. The Employment is conditional upon the Executive having and maintaining the right to work legally in the UK, and providing the Company with such evidence as may be required to demonstrate that the Executive has such a right.
3.2The Executive represents and warrants to the Company that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of that he is not in breach of any covenant or agreement in doing his work at his home or any court order or any express or implied terms of any contract in place between him or any third party or any other obligation binding on him and hereby indemnifies the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result of the Executive being in breach of any such obligations.
4.EXECUTIVE'S DUTIES
4.1The Executive shall serve the Company as Senior Vice President and Group President of Global Industrial Packaging, or in such capacity within the Group as the Company may reasonably require from time to time.
4.2During the period of this Agreement, the Executive shall:
(a)diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company;
(b)use his best endeavours to promote, protect, develop and extend the business of the Company and any Group Company;
(c)comply with all reasonable and lawful directions given to him by the Company;
(d)comply with all policies and procedures of the Company and/or Group. The Executive's attention is drawn in particular to the Company's Code of Conduct, Antitrust/Competition Compliance, Insider Trading, Economic and Trade Sanctions, Data Privacy, Anti-Bribery, Expense Management, Remote Worker policies;
(e)comply with all requirements, recommendations or regulations of any regulatory authority which is relevant to the Executive's role and/or to the Company or any relevant Group Company;
(f)promptly make such reports to the President and CEO of Greif, Inc., currently Ole Rosgaard, in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required; and
(g)report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Group Company to the President and CEO of Greif, Inc. or via the Greif alert line immediately on becoming aware of it.
5.PLACE OF WORK
5.1The Executive's normal place of work shall be your home address from time to time which is currently 142 Graham Road, Ranmoor, Sheffield, S10 3GR, or such other places as the Company may reasonably require for the proper performance of his duties. The Executive may be required to travel within or outside the UK in order to properly perform his duties.

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5.2The Executive may be required to work outside the UK for periods exceeding one month. There are no additional terms which apply where the Executive is required to work outside the UK for a period exceeding one month, but the Company reserves the right to issue such terms, and any such terms will be notified to the Executive separately.
5.3The Executive consents to Company representatives, at reasonable times and on reasonable notice, entering his home address to:
(a)install, inspect, replace, repair, maintain or service Company property provided to the Executive during his employment;
(b)carry out health and safety risk assessments of Company property provided to the Executive and his workstation during his employment; and
(c)recover Company property on or after termination of the Executive’s employment.
6.WORKING HOURS
6.1The parties each agree that the nature of your position is such that your working time cannot be measured and, accordingly, that the Employment falls within the scope of regulation 20 of the Working Time Regulations 1998 (SI 1998/1833).
7.REMUNERATION
7.1The Company will pay the Executive a salary of £400,000 per annum. The salary will accrue from day to day and be payable in equal instalments in arrears on or around the 25th day of every month less deductions for income tax and National Insurance contributions.
7.2The Company’s salary review period is between January to December each year. The Executive's salary will be reviewed by the Company annually, the first review to be on or about December 2022 with any changes having effect from January 2023. There will be no salary review after notice to terminate this Agreement has been given by either party. The Company has no obligation to increase the Executive's salary following a review.
7.3The Executive will be eligible to participate in the Greif Short Term Incentive Plan (STIP) on such terms as the Company may from time to time decide. Details of targets and the terms of the STIP will be communicated to you separately. The Company may amend or withdraw the STIP at any time.
7.4The Executive will be eligible to participate in the Greif Long Term Incentive Plan (LTIP) for the performance years 2022 to 2024 on such terms as the Company may from time to time decide and subject to the terms and conditions of the LTIP rules from time to time.  Details of targets and the terms of the LTIP will be communicated separately. Participation is not guaranteed, nor does participation in one performance period mean the Executive will participate in succeeding performance periods.
7.5Any bonus payment to the Executive shall be purely discretionary and shall not form part of the Executive's contractual remuneration under this Agreement. Payment of a bonus to the Executive in one year shall confer no right on the Executive to receive a bonus in any other year.
7.6Without prejudice to subclause 7.5, the Executive shall in any event have no right to be considered for, or payment of, a bonus or a time-apportioned bonus if the Employment has terminated for any reason or he is under notice of termination (whether given by the Executive or the Company) at or prior to the date when a bonus might otherwise have been payable. The Company has the right to

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postpone the payment of any bonus if, at the payment date, the Executive is subject to an ongoing investigation or disciplinary process.
7.7The Executive hereby irrevocably consents to the Company, at any time during the Employment, or on its termination (howsoever arising), deducting from his salary or any other payments due to the Executive in respect of the Employment any monies due from him to the Company or any Group Company or due from him in respect of his participation in any applicable pension plans. The Company shall, without prejudice to any other remedy, be entitled to withhold any monies due to the Executive from the Company pending the Executive's discharge of any obligations to return Company property or assist with any regulatory matters.
7.8To assist with the Executive’s relocation from the Netherlands to the UK, the Executive will be eligible to receive relocation support in accordance with the terms of the Grief Global Permanent Relocation Policy, which is non-contractual and may be varied or amended by the Company from time to time.
8.EXPENSES
8.1Save as specified in clause 8.2 below, the Company will reimburse the Executive (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by him in the discharge of his duties in accordance with the Company's expenses policy from time to time.
8.2The Company are not responsible for the associated costs of the Executive working from home, including furniture, utility costs, landline telephone line rental and call charges and broadband internet access charges. For the avoidance of doubt the Company shall not reimburse travel expenses to and from the Executive’s home the Company’s head office in the United Kingdom.
9.PENSION
9.1The Executive will become an active member of the Greif UK Group Personal Pension Plan (the Plan) (or such other registered pension scheme as may be established by the Company to replace the Plan) as from the date the Executive joins the Company. Full details of the Plan will be provided to you separately.
9.2If the Executive wishes to opt out of the Plan, he should complete the opt-out form which will be provided and return it within one month of joining the Company. The Company reserves the right to terminate the Plan at any time without replacing it. In this event, the Executive's rights will be in accordance with the rules of the Plan.
9.3The Executive agrees that the Company has no liability to him if payment of any contribution (whether made by the Company or the Executive) to the Plan under this Clause 9 (whether by itself or when aggregated with any contribution to or any increase in value of the Executive's rights under any other arrangement) gives rise to an annual allowance or lifetime allowance charge (within the meaning of the Finance Act 2004) and that the Company has no responsibility to make any enquiry or to advise the Executive as to the possibility of any such charge. The Executive acknowledges that he is liable for reporting and paying any such charge in accordance with the Finance Act 2004. The Executive also agrees that the Company has no liability to him in respect of any loss for any reason of enhanced protection, fixed protection, fixed protection 2014, individual protection 2014 or any similar protection allowed in future (for the purposes of the Finance Act 2004) if applicable to the Executive.

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10.INSURANCES
10.1The Executive is and, in the case of the private medical insurance scheme, the Executive's spouse or civil partner and any children under the age of 18 are entitled to membership of the following schemes (each referred to below as an insurance scheme) (full details of which will be provided to you separately):
(a)a private medical insurance scheme; and
(b)a death in service benefit scheme.
10.2Participation in any insurance scheme is subject to:
(a)the terms of the relevant insurance scheme, as amended from time to time;
(b)the rules of the insurance policy of the relevant insurance provider, as amended from time to time; and
(c)the Executive satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.
10.3If the insurer refuses for any reason to provide the benefit to the Executive or to his spouse, civil partner or children, the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
10.4For the avoidance of doubt, the Company's sole obligations in respect of the insurance benefits referred to in subclause 10.1 are to pay the premium from time to time requested by the provider and to pay to the Executive any sums as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under any insurance scheme.
10.5The Company shall have the right at its sole discretion, with prior notice and discussion, to alter the cover provided or any term of any insurance scheme or to withdraw (without replacement) any insurance scheme or cover at any time.
11.COMPANY CAR
11.1Provided that the Executive holds a current full driving licence, the Executive shall receive a car or car allowance in accordance with the EMEA Company Car Policy. Any car allowance will be payable together with and in the same manner as the salary in accordance with clause 7.1, shall be treated as part of the Executive’s basic salary for benefit purposes and shall not be pensionable.
11.2The Executive must inform the Company immediately if he is disqualified from holding a driving licence, and this clause shall not apply during any such period of disqualification.
12.TRAINING
12.1The Executive may be entitled or required to participate in training, as notified by the Company from time to time, subject to certain eligibility requirements and other conditions. Details of this training are set out in the Company's training policy, as amended from time to time. The policy is available on the intranet. The Executive is not required to complete compulsory training for the purposes of performing his role but may be required to undertake such other training that the Company may notify to the Executive from time to time as being mandatory for his role or for risk management or compliance purposes. The Company will bear the cost of this training, subject to the conditions of the training policy.

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13.SICKNESS ABSENCE
13.1If the Executive cannot attend work due to sickness or injury, he shall comply with the notification and certification requirements of the Company's sickness absence policy (which is contained in the Employee Handbook), suitably adapted to reflect the Executive’s seniority. The Executive must inform the Greif President and CEO as soon as possible on the first day of his absence.
13.2If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence or breach of any duty on the part of a third party, and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he will, at the Company's request, pay to the Company a sum equal to the lesser of the amount recovered and the amount paid to him by the Company in enhanced company sick pay in respect of the relevant period of absence as a result of that injury.
13.3If the Company so requires, the Executive agrees to consent to a medical examination by a medical practitioner nominated by the Company, at the Company's expense. The Executive agrees that the Company may have access to reports and results produced in connection with any such examination and that it may discuss the contents of the report with the relevant medical practitioner.
13.4If the Executive is absent due to illness for more than three months, the Company shall be entitled at any time thereafter to appoint an employee to perform the Executive's duties and to exercise his powers until the Executive is able to resume his duties.
13.5The Company reserves the right to terminate the Employment under the terms of this Agreement even when this would or might cause the Executive to forfeit any entitlement to sick pay or permanent health insurance.
14.HOLIDAYS
14.1The Company's holiday year runs from January to December (the Holiday Year). The Executive is entitled to 33 days' paid holiday (which includes the usual eight annual public or bank holidays in England in every Holiday Year, to be taken as agreed in advance with the Executive's manager. If the Executive's employment begins or ends part way through a Holiday Year, his holiday entitlement will be calculated on a pro rata basis for that Holiday Year.
14.2The Executive is not permitted to carry over any untaken holiday to a subsequent Holiday Year without the written permission of the Executive’s Manager. Any accrued but untaken holiday remaining at the end of a Holiday Year will lapse unless the Executive has been prevented from taking holiday due to sickness or statutory family leave. In these circumstances, the Executive's entitlement may be carried forward to the next Holiday Year. In cases of sickness absence, carry over is limited to four weeks' holiday per year less any leave taken during the Holiday Year that has just ended, and any such carried-over holiday which is not taken within 18 months of the end of the relevant Holiday Year will be lost.
14.3The Company reserves the right to require the Executive to take any outstanding holiday during any period of notice of termination of employment or to make a payment in lieu of holiday outstanding at the Termination Date. If, at the Termination Date, the Executive has taken more holiday than he has accrued, the Executive hereby expressly consents to the Company deducting an appropriate amount from any payments due to the Executive. Deductions and payments in lieu of holiday are to be calculated on the basis that a day's holiday is equal to 1/260 of the Executive's salary.

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15.OTHER PAID LEAVE
15.1The Executive is eligible to take other paid leave, including adoption leave, paternity leave, parental leave, shared parental leave, leave for dependants, compassionate leave and leave for public duties, in accordance with the Company's policies, subject to satisfying the relevant eligibility, statutory and policy requirements applicable to each type of leave.
15.2The Company's policies relating to paid leave are contained in the Employee Handbook. Rights to paid leave are subject to the eligibility criteria and applicable scheme rules or policies, as amended from time to time. The Company shall have the right at its sole discretion to amend or replace such policies or paid leave rights, or to withdraw them (without replacement) at any time.
16.OTHER INTERESTS
During the Employment, the Executive may not accept any employment with or appointment to any office, whether paid or unpaid, in relation to any body, whether corporate or not (other than a Group Company), or directly or indirectly be interested in any manner in any other business except:
(a)as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a Recognised Investment Exchange and the Executive (together with his spouse, children, parents and parents' issue) neither holds nor is beneficially interested in more than 5% of the securities of that class; or
(b)with the consent in writing of the Company which may be given subject to any terms which the Company requires.
17.CONFIDENTIAL INFORMATION
17.1In this Clause 17, Confidential Information means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating, without limitation, to the business, clients, customers, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company or in relation to which the Company or any Group Company is subject to a duty of confidentiality and trade secrets, including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or of any persons having dealings with the Company or any Group Company, whether or not such information (if it is not in oral form) is marked confidential, and includes, without limitation:

(a)existing and prospective activities of the Company or any Group Company, including timing, business plans and financial information;
(b)existing and prospective terms of business, prices and pricing strategies and structures, profit margins, trading arrangements, discounts and rebates of the Company or any Group Company;
(c)existing and prospective marketing information, plans, strategies, tactics and timings relating to the Company or any Group Company;
(d)existing and prospective lists of suppliers and rates of charge relating to the Company or any Group Company;
(e)existing and prospective financial and other products or services, including applications, designs, technical data and qualifications relating to the Company or any Group Company;

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(f)existing and prospective software applications relating to the Company or any Group Company;
(g)information relating to existing and prospective officers, employees and consultants of the Company or any Group Company, including their engagement, their contractual terms including commission and bonuses, and information relating to the termination of their employment or appointment with the Company or any Group Company;
(h)any disputes and litigation proposed, in progress or settled in relation to the Company or any Group Company;
(i)any invention, technical data, know-how or other manufacturing information of the Group or its customers/clients; and
(j)existing and prospective research and development activities.
17.2The Executive must not make use of or divulge to any person or entity, and must use his best endeavours to prevent the unauthorised use, publication or disclosure of, any Confidential Information which is disclosed or made available to the Executive, either directly or indirectly, during the course of, or in connection with, the Executive's employment or his holding any office within the Group from any source within the Company or any Group Company and shall be under an obligation promptly to report to the Group any such unauthorised use or disclosure which comes to his knowledge.
17.3This Clause 17 does not apply to information which:
(a)is used or disclosed in the proper performance of the Executive's duties or with the prior written consent of the Company or any Group Company;
(b)is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law; or
(c)is already in the public domain (other than as a result of unauthorised disclosure by the Executive or any other person).
17.4The Executive shall not, during the Employment or at any time thereafter, make, except for the benefit of the Company or any Group Company, any copy, record or memorandum (whether or not recorded in writing or on computer disk or tape) of any Confidential Information and any such copy, record or memorandum made by the Executive during the Employment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company on termination of the Employment or when required to do so by the Company.
17.5The Executive shall not, other than in the ordinary course of the Employment without the prior written consent of the Company, either directly or indirectly, publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to:
(a)the business or affairs of the Company or of any other Group Company or to any of its or their officers, employees, customers, clients, suppliers, distributors, agents or shareholders; or
(b)the development or exploitation of any Intellectual Property Rights, including Confidential Information.

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17.6Each of the restrictions in each paragraph or subclause above will be enforceable independently of each of the others and its validity will not be affected if any of the others are invalid. If any of those restrictions are void but would be valid if some part of the restriction were deleted, the restriction in question will apply with such modification as may be necessary to make it valid.
17.7For the avoidance of doubt, nothing in this Agreement prevents or restricts the Executive from:
(a)making a "protected disclosure" within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996, including a protected disclosure which concerns any act or potential act of discrimination in breach of the Equality Act 2010;
(b)raising a grievance in respect of the Employment;
(c)reporting a suspected criminal offence to, or co-operating with any investigation by, the police or any law enforcement agency; or
(d)whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements.
18.INTELLECTUAL PROPERTY
18.1For the purposes of this Agreement, the following definitions shall apply:
(a)Intellectual Property Rights means (i) copyrights, moral rights, patents, inventions, know-how, Confidential Information, database rights, brands, business names, domain names, and rights in trademarks, service marks and designs (whether registered or unregistered); (ii) applications for registration, and the right to apply for registration, and registrations for any of the same, and any renewals, reissues, extensions, continuations or divisions thereof; (iii) rights to use such assets listed in subparagraphs (i) and (ii) above under licences, consents, orders, statutes or otherwise; and (iv) all other intellectual property rights and equivalent or similar forms of protection now or hereafter existing anywhere in the world.
(b)IP Materials means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by or on behalf of the Executive in the course of performing his obligations under this Agreement and which are protected by or relate to Intellectual Property Rights.
18.2Any Intellectual Property Rights created by the Executive or arising in the course of his employment or the performance of his obligations under this Agreement shall belong to and vest in the Company.
18.3To the extent that ownership of Intellectual Property Rights does not vest in the Company by operation of law, the Executive hereby assigns to the Company its entire right, title and interest in all Intellectual Property Rights which arise in the course of performing his obligations under this Agreement (including all present and future copyright, and copyright revivals and extensions). This assignment shall take effect upon the creation of each of the Intellectual Property Rights but, if for any reason this does not occur, he agrees that he will hold all such Intellectual Property Rights on trust for the benefit of the Company until such time as it does.
18.4The Executive agrees to sign all documents and to do all other acts which the Company requests (at its expense) to enable the Company or its nominee(s) to enjoy the full benefit of this Clause 18. This includes joining in any application, which may be made in the Company's sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design), and assisting the Company in defending and enforcing such rights during and after the Employment (at the Company's expense).

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18.5Without prejudice to the generality of Clause 17, the Executive may only use the Intellectual Property Rights and IP Materials to perform his obligations under this Agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.
18.6The Executive waives all moral rights in IP Materials to which he may otherwise be entitled under the law of any relevant jurisdiction and which cannot be vested or assigned pursuant to subclause 18.2 or 18.3. To the extent that any moral rights cannot be waived under the laws of any relevant jurisdiction, the Executive agrees that it will not enforce such rights.
18.7The Executive shall immediately transfer to the Company all IP Materials in his possession or under his control when this Agreement expires or terminates for any reason, or at any time when the Company requests. No copies or other records of any IP Materials may be retained by the Executive except with the prior written consent of the Company.
18.8The Executive shall, at the time of signing this Agreement, appoint the Company as his attorney by executing a Power of Attorney in the form set out in Schedule 1 so that the Company can give effect to the provisions of this Clause 18 as required. A certificate in writing signed by any director or the secretary of the Company that any instrument or act that falls within the authority conferred by this Clause 18 shall be conclusive evidence that such is the case so far as any third party is concerned.
18.9The Executive understands and accepts that the remuneration and benefits provided to him by the Company in accordance with this Agreement constitute sufficient consideration to the Executive for the performance of his obligations under this Clause 18, including, for the avoidance of doubt, the waiver of or covenant not to assert any moral rights that he may have.
18.10This Clause 18, and the rights and obligations of the parties contained therein, shall survive expiry of this Agreement, or its termination, for any reason.
19.TERMINATION OF EMPLOYMENT
19.1The Employment may be terminated by either party giving the other at least six months' notice in writing, either electronically or otherwise.
19.2The Company may, in its sole and absolute discretion (whether or not any notice of termination has been given under subclause 19.1) terminate this Agreement at any time and with immediate effect by giving notice in writing to the Executive, either electronically or otherwise, that the Company is exercising its rights pursuant to this Clause 19. If the Company elects to terminate the Executive's employment in this way, it will make within 14 days the first instalment of a payment in lieu of notice (Payment in Lieu) equal to the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at subclause 19.1 (or, if notice has already been given, during the remainder of the notice period) less all relevant deductions for income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(a)any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and
(c)any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

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19.3The Company may pay any sums due under subclause 19.2 in equal monthly instalments until the date on which the notice period referred to at subclause 19.1 would have expired if notice had been given (the Payment Period).
19.4The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in subclause 19.2. Nothing in this Clause 19 shall prevent the Company from terminating the Employment in breach.
19.5If the Executive:
(a)in the reasonable opinion of the Company, fails or neglects to discharge his duties efficiently and diligently or is guilty of any serious or repeated breach of his obligations under this Agreement;
(b)is guilty of any fraud, dishonesty, serious misconduct or any other conduct which, in the reasonable opinion of the Company, brings or is likely to bring the Executive or the Company or any Group Company into disrepute or affects or is likely to affect prejudicially the interests of the Company or the Group;
(c)is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed);
(d)is guilty of any breach or non-observance of any code of conduct, policy, rule or regulation referred to in subclause 4.2;
(e)fails to provide satisfactory references or if the Company becomes aware of any matter which, had it occurred prior to the pre-engagement screening completed in respect of the Executive or been disclosed as part of the pre-engagement screening, would have resulted in such pre-engagement screening being unsatisfactory to the Company;
(f)is unable properly to perform his duties by reason of ill-health, accident or otherwise for a period or periods aggregating at least 120 Working Days in any period of 12 consecutive months; or
(g)is not or ceases to be eligible to work in the UK,
the Company may by giving written notice to the Executive, either electronically or otherwise, terminate this Agreement with immediate effect. If the company terminates the Executive’s employment for any reason other than set out in article 19.5 above, the Company will make a payment to the Executive equivalent to 12 months basic salary (excluding STIP and LTIP) (the “Severance Payment”) within 60 days of the date the Executive’s employment terminates. The Severance Payment will be subject to deductions of tax and national insurance.
19.6The Company's rights under subclause 19.5 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this Agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights shall not constitute a waiver thereof.
19.7On the termination of this Agreement or at the request of the Company on either party giving notice to terminate this Agreement, the Executive will immediately:
(a)deliver to the Company all other property in his possession, custody or under his control belonging to any Group Company including (but not limited to) computers and any other electronic devices, business cards, credit and charge cards, security passes, company car, car

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keys and associated documents (if applicable), original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company; and
(b)irretrievably delete (without keeping any copies in any format) any information relating to the business or affairs of the Company or any Group Company or any of its or their business contacts from any computer or communications systems, including any website or email account, owned or used by the Executive outside the Company's premises and notify the Company of any passwords the Executive used in relation to its computer system.
19.8If the Executive's rights or benefits under any share option or share incentive scheme in which the Executive may participate are affected by the termination of the Employment, his rights will be determined solely in accordance with the rules of the relevant scheme and the Executive shall not be entitled to any compensation for the loss of any rights or benefits under such scheme.
19.9If the Employment is terminated for the purpose of the reconstruction or amalgamation of the Company or by reason of the Company transferring all or a substantial part of its business to another company and the Executive is offered employment by the reconstructed or amalgamated or transferee company on similar terms to the terms of this Agreement, the Executive will have no claim against the Company or such reconstructed or amalgamated or transferee company in respect of the termination of the Employment.
20.GARDEN LEAVE
Following service of notice to terminate the Employment by either party or if the Executive purports to terminate the Employment in breach, the Company may suspend all or any of the Executive's duties and powers for such periods and on such terms as it considers expedient and this may include a term that the Executive must stay away from all or any of the Company's premises and/or will not be provided with any work and/or will have no business contact with all or any of the Group's agents, employees, customers, clients, distributors and suppliers and/or will have no access to the Company's communications systems. During any period of garden leave under this Clause 20, the Company may appoint a replacement to exercise any of the Executive's duties and responsibilities and may require the Executive to take such actions as it reasonably requires to effect a proper handover of any of his duties and responsibilities. During any period of garden leave, the Executive's employment will continue and the Executive will continue to be bound by his obligations under this Agreement and by his general duties of fidelity and of good faith.
21.PROTECTIVE COVENANTS
21.1In this Clause 21:
(a)Relevant Period means the period of 12 months ending on the Termination Date; and
(b)references to the Company or another Group Company include its successors in business if the succession occurs after the Termination Date.
21.2The Executive covenants with the Company that he will not for a period of 9 months after the Termination Date be concerned in any capacity which is the same as or similar to the role the Executive performed with the Company (other than as a holder of securities as referred to in subclause 16(a)) in any business which is carried on in North America, Europe, the Middle East or Africa and which is competitive or likely to be competitive with any business in which the Executive was actively involved during the course of his employment during the Relevant Period and which is

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carried on by the Company or another Group Company or which is actively being considered as a potential business venture by the Company or any Group Company at the Termination Date.
21.3The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 9 months after the Termination Date, deal with, canvass or solicit business or custom for goods of a similar type to those being manufactured or dealt in or services similar to those being provided by the Company or any Group Company at the Termination Date, and with which goods or services the Executive was actively involved in the course of his employment during the Relevant Period, from any person who has been at any time during the Relevant Period a customer of the Company or any Group Company with whom the Executive was actively involved in the course of his employment during the Relevant Period or about whom the Executive holds confidential information.
21.4The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 9 months after the Termination Date induce or attempt to induce any supplier of the Company or any Group Company or distributor of the Company's or any Group Company's products with whom the Executive was actively involved in the course of his employment during the Relevant Period or about whom the Executive holds confidential information, to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or to cease to distribute any of the Company's or any Group Company's products or restrict or vary the terms of the distributorship or otherwise interfere with the relationship between a supplier or distributor and the Company or any Group Company.
21.5The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 9 months after the Termination Date induce or attempt to induce any employee to whom this subclause 21.5 applies to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee). This subclause 21.5 applies to an employee of the Company or any Group Company with whom the Executive had material dealings in the course of his employment during the Relevant Period and who is employed wholly or mainly in a managerial capacity in Greif Global Grade 12 or above.
21.6If the Company exercises its right to suspend the Executive's duties and powers under Clause 20, the period of the suspension will reduce the period specified in the covenants in subclauses 21.2 to 21.5.
21.7Each of the restrictions in subclauses 21.2 to 21.5 above is enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void, but would be valid if some part of the restriction were deleted, the restriction in question applies with such modification as may be necessary to make it valid.
21.8The Executive acknowledges that his senior position with the Company and any Group Company gives him access to and the benefit of confidential information vital to the continuing business of the Company and any Group Company and influence over and connection with the Company's customers, suppliers, distributors, agents, employees, workers, consultants and directors and those of any Group Company in or with which the Executive is engaged or in contact and acknowledges and agrees that the provisions of this Clause 21 are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and any Group Company.
21.9If any person offers to the Executive any arrangement or contract which might or would cause the Executive to breach any of the covenants in this Clause 21, he will notify that person of the terms of this Clause 21 and provide that person with a complete copy of this Clause 21.

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22.DATA PROTECTION
22.1The Company takes its data protection obligations very seriously and complies with its legal obligations under the General Data Protection Regulation and the Data Protection Act 2018 to protect the privacy and security of the Executive's personal information. As a data controller the Company is required to inform the Executive how it holds and uses his information. Full details of how the Company collects, uses and retains personal information about the Executive together with his rights and details of his data protection obligations can be found on the Company intranet page.
22.2The Executive should familiarise himself with these materials. The Executive will be required to attend data protection training to understand how the Company complies with its data protection obligations in relation to the Executive's personal and special categories of client/customer/third party data and the Executive's role in this compliance programme.
23.GRIEVANCE AND DISCIPLINARY PROCEDURE
23.1The Executive is subject to the Company's disciplinary and grievance procedures, which are contained in the Employee Handbook. The Company may suitably adapt such procedures to reflect the Executive’s seniority. These rules and procedures are non-contractual.
23.2If the Executive is dissatisfied with any disciplinary decision relating to him or any decision to dismiss him, he will have the right to appeal. Details of the appeal process can be found in the Company's disciplinary policy and the Company reserves the right to suitably adapt the disciplinary and appeal process to reflect the Executive’s seniority. The name of the individual to whom the Executive's appeal should be addressed will be confirmed as part of the disciplinary process.
23.3If the Executive seeks to redress any grievance relating to his employment, the Executive should apply to his manager at first instance in accordance with the Company's grievance procedure or, if his grievance relates to his manager, raise this through the Greif alert line.
23.4The Company may suspend the Executive from any or all of his duties for as long as is reasonably necessary to investigate any matter in which the Executive is implicated or involved, whether directly or indirectly, or in the event that the Company believes that the Executive's presence in the office would be detrimental to any investigation or to other employees or to the Executive. The provisions of Clause 20 will apply during any such period of suspension.
24.COLLECTIVE AGREEMENTS
The Company is not a party to any collective agreement which affects the Executive's employment.
25.NOTICES
25.1Any notices or other documents to be served under this Agreement will be delivered by hand or sent to the relevant party at the address or, fax number given in this Agreement or in the case of notice given electronically by the Executive to the Company, at the company email address of the UK HR Director.
25.2The notice or other document will be deemed to have been received (based on local time in the place of deemed receipt):
(a)if delivered by hand, at the time it is left at the address or given to the addressee;
(b)in the case of pre-paid first-class UK post or other next business day delivery service, at 9am on the second business day after posting or at the time recorded by the delivery service; or

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(c)if sent by fax or email, at the time of transmission.
25.3Proof that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a first-class letter or transmitted by fax or email will be sufficient to prove service. This Clause 25 does not apply to the service of any proceedings or other documents in any legal action.
26.GENERAL
26.1This Agreement is governed by and construed in accordance with English law.
26.2The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
26.3The clauses of this Agreement containing the information which is required to be given to the Executive under section 1 of the Employment Rights Act 1996 are shown in Schedule 2 attached.
26.4As from the effective date of this Agreement, all other agreements or arrangements between the Company or any Group Company relating to the employment of the Executive, save for the offer letter dated 1st November 2021 and any agreements referred to within this Agreement or required to be entered into pursuant to this Agreement, will cease to have effect. This Agreement comprises the whole agreement between the Executive and the Company relating to the Executive's employment by the Company.
26.5The Contracts (Rights of Third Parties) Act 1999 does not apply to this Agreement. Only the Company and the Executive shall have the right to enforce any of the terms of this Agreement.
26.6This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. The Schedules form part of this Agreement.
This Agreement has been signed by the Executive and the duly authorised representative of the Company on the date which appears first on page 1.

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Schedule 1
POWER OF ATTORNEY
By this Power of Attorney made on 1 June 2022, I Patrick Gerard Mullaney of 142 Graham Road, Ranmoor, Sheffield, S10 3GR in accordance with the terms of my employment agreement (the Employment Agreement) with Greif UK Limited (the Company) dated today, HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (with words and expressions defined in the Employment Agreement having the same meanings herein):
(a)during my employment or after it has terminated, to do anything and sign or execute any document and generally to use my name for the purpose of giving to the Company or to any Group Company or its or their nominee(s) the full benefit of clause 18 (Intellectual Property) of the Employment Agreement; and
(b)to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.
I declare that this Power of Attorney, having been given by me to secure my obligations under clause 18 (Intellectual Property) of the Employment Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.
IN WITNESS whereof this Power of Attorney has been duly executed.

SIGNED as a deed by	)
PATRICK GERARD MULLANEY	) /s/ Patrick Gerard Mullaney
in the presence of:	)

Witness:
Signature:
Name:
Address:

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Schedule 2
EMPLOYMENT RIGHTS ACT 1996 (AS AMENDED) (ERA)
STATUTORY EMPLOYMENT PARTICULARS

Particular	ERA section reference	Clause number/document
Names of employer and employee	s1(3)(a)	Page 1
Date of commencement of employment/continuous employment	s1(3)(b) and (c)	Subclause 2.1
Scale or rate of remuneration or method of calculating it	s1(4)(a)	Subclause 7.1
Intervals at which remuneration is paid	s1(4)(b)	Subclause 7.1
Normal working hours	s1(4)(c)(i)	Subclause 6.1
Working days	s1(4)(c)(ii)	Subclause 6.1
Whether hours/days are variable and how variation is to be determined	s1(4)(c)(iii)	Not applicable
Holiday entitlement (including public holidays)	s1(4)(d)(i)	Subclause 14.1
Holiday pay (allowing for calculation of pay entitlement on termination)	s1(4)(d)(i)	Subclause 14.3
Terms relating to incapacity for work due to sickness or injury, including sick pay provisions	s1(4)(d)(ii)	Clause 13
Any other paid leave	s1(4)(d)(ii)(a)	Clause 15
Pensions and pension schemes	s1(4)(d)(iii)	Clause 9
Any other benefits	s1(4)(da)	Subclauses 7.3 to 7.7 Clauses 10
Length of termination notice to be given by Company	s1(4)(e)	Subclause 19.1
Length of termination notice to be given by the Executive	s1(4)(e)	Subclause 19.1

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Particular	ERA section reference	Clause number/document
Job title or brief job description	s1(4)(f)	Clause 3.2
Expected period of non-permanent employment or end of fixed term	s1(4)(g)	Not applicable
Probationary period, including conditions and duration	s1(4)(ga)	Subclause 2.2
Place of work	s1(4)(h)	Subclause 5.1
Collective agreements affecting employment terms and conditions	s1(4)(j)	Clause 24
Work required outside the UK for a period of more than one month	s1(4)(k)	Subclause 5.2
Training entitlement provided by Company	s1(4)(l)	Subclause 12.1
Training entitlement which the Executive is required to complete (paid for by Company)	s1(4)(m)	Subclause 12.1
Training which the Executive is required to complete (at his expense)	s1(4)(n)	Subclause 12.1
Disciplinary rules and procedure relating to taking of disciplinary decisions or decisions to dismiss	s3(1)(a)	Subclause 23.1
Person to whom the Executive can apply if dissatisfied with disciplinary decision or decision to dismiss	s3(b)(i)	Subclause 23.2
Person to whom the Executive can apply for the purpose of seeking redress of any grievance and applicable steps	S3(b)(ii) and (c)	Subclause 23.3

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SIGNATORIES

SIGNED by Alan Hall DIRECTOR for and on behalf of GREIF UK LIMITED	) )	/s/ Alan Hall
)

SIGNED by Patrick Gerard Mullaney	)	/s/ Patrick Gerard Mullaney

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